EXHIBIT 10.6

International Notice of Terms
Long-Term Incentive Performance Restricted Stock Units (Stock-Settled)
To: «Participant Name»
BEMSID: «Employee_ID»
Grant Date: «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Performance Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:
1. PRSU Award. You have been awarded « PRSU #» Restricted Stock Units (“ PRSUs”). Each PRSU corresponds to one share of Common Stock.
2. PRSU Account. The Company will maintain a record of the number of awarded PRSUs in an account established in your name.
3. Vesting of PRSUs.
3.1 Subject to Sections 6 and 7, you will vest in a percentage of your PRSUs based on the level of the Company’s performance against a pre-set financial performance measure and as may be adjusted pursuant to Section 3.3 (such percentage, the “Earned PRSUs”) on the third anniversary of the Grant Date, or, if such date is not a date on which the New York Stock Exchange is open for trading, the next following trading day (the “Vesting Date”). As soon as reasonably practicable following the Vesting Date, you shall receive a number of shares of Common Stock equal to the number of Earned PRSUs that vest as of such date. Notwithstanding the foregoing, the Earned PRSUs may be settled in the form of: (a) cash, to the extent settlement in shares of Common Stock (i) is not standard Company practice in your country of employment, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) shares of Common Stock, but the Company may require you to immediately sell such shares if necessary to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such shares on your behalf). If, after the Grant Date but prior to the Vesting Date, you transfer employment to a Related Company in another country (you will be considered to have transferred to a Related Company if you are paid through that Related Company’s payroll) and the Company does not settle Earned PRSUs in shares of Common Stock in that country, the Earned PRSUs will be settled in cash, calculated based on an applicable currency conversion methodology or policy as may be established by the Company from time to time, less any required withholdings pursuant to Section 11 of this Notice.
3.2 The Performance Goal used for purposes of determining the percentage of your PRSUs that will become Earned PRSUs is the Company’s cumulative free cash flow over the period January 1, 2024 through December 31, 2026 (the “Performance Period”). Performance under this Performance Goal will be assigned a percentage-based payout score based on a curve established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as of the Grant Date, with 50% corresponding to performance at threshold, 100% corresponding to performance at target, 200% corresponding to performance at or above maximum, and 0% corresponding to performance below threshold. Straight line interpolation will be applied to determine the payout score for performance between threshold and target, and between target and maximum. The Committee retains discretion to calculate the Company’s actual performance to exclude the impact of nonrecurring items deemed not reflective of the Company’s core operating performance, including, but not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles, or “extraordinary items” determined under generally accepted accounting principles. The payout score shall be further subject to downward adjustment as described in Section 3.3.
3.3 If the product safety goals established by the Committee with respect to these PRSUs as of the Grant Date are certified by the Committee, as advised by the Aerospace Safety Committee of the Company’s Board of Directors, as being complete (the “Certification”) no later than December 31, 2024, the payout score shall not be adjusted downward pursuant to this Section. However, the payout score shall be subject to downward adjustment in the following circumstances:
–If the Certification occurs on or after January 1, 2025 but before December 31, 2025, the payout score shall be reduced by 25%.
–If the Certification occurs on or after January 1, 2026, or otherwise does not occur prior to the Vesting Date, the payout score shall be reduced to 0%.
3.4 Subject to the terms and conditions outlined under Sections 6 and 7, this Award is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date.
4. Dividend Equivalents.
4.1 While PRSUs are in your account, they will earn dividend equivalents in the form of additional PRSUs. Specifically, as of each dividend payment date for Common Stock, your PRSU account will be credited with additional PRSUs (“dividend equivalent PRSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the PRSUs in your account if each PRSU were one share of Common Stock on the applicable dividend payment date.
4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a share of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
4.3 Dividend equivalent PRSUs will vest at the same time and in the same manner as the PRSUs with which they are associated and will be subject to the same terms as the PRSUs. For the avoidance of doubt, credited dividend equivalent PRSUs in your account will be subject to adjustment in accordance with the payout score determined under Section 3.2. All references to PRSUs in this Notice shall be deemed to include any credited dividend equivalent PRSUs, except where the context clearly indicates otherwise.
5. Adjustment in Number of PRSUs. The number of PRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.
6. Impact of Certain Terminations.
6.1 In the event your employment is terminated prior to the Vesting Date by reason of (i) death, (ii) disability, or (iii) retirement or layoff on or after attaining age 62 with at least one year of service, and provided (in the case of retirement) that you have given the Company sufficient advance notice of your retirement (i.e., at least 60 days), you will remain eligible to vest in, and receive distribution of, your PRSUs in accordance with Section 3 as though you had continued employment through the Vesting Date. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, or as such term is required to be defined for these purposes under applicable local law.
6.2 In the event your employment is terminated prior to the Vesting Date by reason of (i) retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate, (ii) permanent termination of employment in compliance with a government-mandated or employer-mandated requirement to retire upon reaching a certain age, or (iii) layoff (in each case, prior to attaining at least age 62 with at least one year of service), your PRSUs will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date). You will remain eligible to vest in, and receive distribution of, your pro-rated PRSUs in accordance with Section 3 as though you had continued employment through the Vesting Date.
7. Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 6, all unvested PRSUs shall immediately be forfeited and canceled without consideration.
8. Leave of Absence. Any leave of absence period that does not extend beyond three full calendar months, or any longer leave of absence period during which you have a right to reemployment with the Company or a Related Company that is guaranteed by contract or applicable law (in both cases, an “Excepted Leave”), shall have no impact on your Award. Unless otherwise required by applicable law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond the Excepted Leave period (including any absence that began before the Grant Date), your PRSUs will be prorated based on the number of full and partial calendar months in excess of the Excepted Leave period that you were on leave of absence, as compared against the number of full and partial calendar months during the vesting period (beginning with the first full calendar month after the Grant Date).
9. Transferability. PRSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
10. Clawback and Forfeiture Policy.
10.1 This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. The Policy further contains provisions regarding the recovery of certain “covered compensation” (as defined in the Policy) as required pursuant to New York Stock Exchange listing standards and the Section 10D of the Securities Exchange Act of 1934, as amended, and any rules, regulations, or listing standards issued to implement the foregoing from time to time. In accepting this Award, you acknowledge that you have read the Policy, available at https://www.boeing.com/resources/boeingdotcom/principles/ethics_and_ compliance/pdf/clawback-policy.pdf, that you understand its applicability to you, and that you agree to comply with the terms and conditions of the Policy as they may be applied to you.
10.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 10 is a condition for your receipt of this Award. For purposes of this Section 10, the Company shall include the Company and all Related Companies.
10.3 Nothing in this Section 10 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
10.4 The restrictions in this Section 10 are considered by the parties to be fair and reasonable in all circumstances and the parties agree that the restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
11. Tax Withholding. Subject to the terms of the Plan and as a condition to the grant of the PRSUs, you acknowledge and agree that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or payment of the PRSUs; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. If your country of employment (and/or the country of residence, if different) requires withholding of Tax-Related Items, then prior to the issuance and delivery of any shares of Common Stock or cash upon the vesting of this Award, the Company, the Employer, or any plan administrator, as applicable: (x) shall withhold a sufficient number of shares of Common Stock otherwise issuable upon the vesting of this Award that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Common Stock shall be used to settle the withholding obligation); or (y) shall withhold an amount from your regular salary and/or wages, or from any other amounts payable to you, equal to the Tax-Related Items required to be withheld.
Depending on the withholding method, the Company, the Employer, or any plan administrator, as applicable, may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through your regular salary and/or wages or other amounts payable to you, no shares of Common Stock will be issued to you and no cash payment will be made unless and until satisfactory arrangements (as determined by the Company or its delegate) have been made by you with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to this Award. If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of this Award, you expressly consent to the withholding of shares of Common Stock and/or the withholding of amounts from your regular salary and/or wages, or other amounts payable to you, as provided for hereunder. All other Tax-Related Items related to this Award and any shares of Common Stock or cash acquired pursuant to the vesting of this Award are your sole responsibility.
12. Privacy Notice. The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants PRSUs under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of the PRSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting this Award, you expressly and explicitly consent to the Personal Data Activities as described herein.
12.1 Collection of Your Personal Information. The Company collects, processes and uses your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. In granting the PRSUs under the Plan, the Company will collect, process and use your personal information.
12.2 Legal Basis for Processing your Personal Information. The Company’s legal basis for the collection, processing and usage of your personal data is your consent except to the extent otherwise stipulated for the country in which you reside and/or work, as provided in the Addendum.
12.3 Types of Personal Information We Process. Personal information that is processed may include your Company identification number (BEMSID), name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Common Stock or directorships held in the Company, and details of all PRSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor. Your information is used to open an account for you with the Stock Plan Administrator (as defined below), to communicate with you, and for purposes of allocating Common Stock and implementing, administering and managing the Plan.
12.4 Disclosures of Your Personal Information. Access to your information will be restricted to Company staff and contracted third party service providers who have a need to know the specific information in order to carry out their responsibilities with regard to this Award and the Plan. The Company transfers your personal data to Fidelity Stock Plan Services, LLC and certain of its affiliated entities (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). The Stock Plan Administrator will open an account for you to receive and view your Award and transact in Common Stock that may be issued to you under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan. The Company also transfers your data to Alight, Inc. and certain of its affiliated entities (“Alight”), an independent service provider based in the United States, which assists the Company with the implementation of certain aspects of the Plan including communicating with you and providing information regarding your participation in the Plan. In the future, the Company may select different service providers, at which time your personal information may be shared with those entities, subject to requirements that such information be used only in accordance with this Section, or as otherwise permitted under applicable agreements, and that required notices are properly administered.
12.5 International Data Transfers. The Company, the Stock Plan Administrator, and other service providers are based in the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent unless otherwise stipulated for the country in which you reside and/or work, as provided in the Addendum.
12.6 Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be to comply with those obligations.
12.7 Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may withdraw your participation in the Plan at any time. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.
12.8 Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data.

If you have questions about the Company’s use of your personal information, or wish to file a complaint about it, please contact the Boeing Global Privacy Office using any of the following methods:
•Submit your questions and requests online using the Boeing Privacy Rights Exercise Portal at https://boeing.com/privacy/rightsexerciseportal
•Call the Global Privacy Office Hotline at +1 (206) 544-2406 or toll-free from within the U.S. at +1 (877) 544-2407
•Submit your comments or questions to the Global Privacy Office e-mail account at: globalprivacy@boeing.com
•Write to us at: Boeing Global Privacy Office, Mail Code 11-503, PO Box 3707, Seattle, WA 98124-2207 USA
You may also refer issues to the Privacy or Data Protection/Supervisory Authority where you live: https://www.boeing.com/privacy/authorities.html.
13. Miscellaneous.
13.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
13.2 Termination Indemnities. The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
13.3 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, and the vesting provisions.
13.4 EU Age Discrimination Rules. If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
13.5 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.
13.6 Private Placement. The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
13.7 English Language. You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the PRSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

13.8 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the PRSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.
13.9 Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the shares of Common Stock or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
13.10 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.11 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of this Notice.
13.12 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
13.13 Insider Trading Notice. You acknowledge that, depending on your broker’s country of residence or where Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Common Stock, rights to Common Stock or rights linked to the value of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
13.14 Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
13.15 No Interest on Distributions. No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
13.16 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to
International Notice of Terms of Long-Term Incentive Performance Restricted Stock Units (Stock-Settled)
In addition to the terms of the Plan and the Notice, the Award is subject to the following additional terms and conditions and Privacy Notices as set forth in this Addendum to the extent you reside and/or are employed in one of the countries addressed herein. The information reflected in this Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of January 2024. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
European Union (“EU”) / European Economic Area (“EEA”) Countries, Switzerland, and the United Kingdom
1. Data Privacy. If you reside or are employed in the EU or EEA, Switzerland, or the United Kingdom, the following provision supplements Section 12 of this Notice.
The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants PRSUs under the Plan to you at the Company’s sole discretion. You should review the following information about the Company’s data processing practices.
2. Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all PRSUs or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting you PRSUs under the Plan, the Company will collect your personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, use, processing and transfer of your personal data as described herein.
3. International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of your data from the EU/EEA, Switzerland, and the United Kingdom to the United States. You should be aware that the United States has different data privacy laws and protections than the data privacy laws in place in the EU/EEA, Switzerland, and the United Kingdom.
Australia
1. Award Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Related Company incorporated in Australia, or (b) a person who is a management-level executive of a Related Company incorporated in Australia and who also is a director of a Related Company incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
2. Securities Law Information. This grant is being made under Division 1A, Part 7.12 of the Australia Corporations Act (Cth). Please note that if you offer shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under

Australian law. You should obtain legal advice on the relevant disclosure obligations prior to making any such offer.
3. Tax Consideration. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions of the Act).
Canada
1. Settlement in Shares. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, your PRSUs shall be settled only in Common Stock (and may not be settled in cash).
2. Clawback and Forfeiture Policy. The following provision shall replace Section 10.2 of the Notice:
10.2. In addition, subject to applicable law, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage, within Canada, in competition with any aspect of Company business with which you were directly involved or about which you gained proprietary or confidential information during the twenty-four (24) months before the date you engaged in such competitive activity; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants, with whom you engaged on behalf of the Company during the twenty-four (24) months before the date of such inducement, to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 10 is a condition for your receipt of this Award. For purposes of this Section 10, the Company shall include the Company and all Related Companies.
3. Termination of Employment. The following provision shall supplement Section 6 of the Notice:
In the event of your termination of employment for any reason (other than by reason of death, disability or retirement), either by you or by the Employer, with or without cause, your right to vest or to continue to vest in the PRSUs and receive shares of Common Stock under the Plan, if any, will terminate as of the actual Date of Termination. For this purpose, the “Date of Termination” shall mean the earlier of (1) the date your employment with the Employer is terminated for any reason; or (2) the date you receive written notice of termination from the Employer, as determined in the Company's sole discretion and shall not include or be extended by any period following such day during which you are in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for the portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PRSUs under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

If you are a resident of the Province of Quebec, the following provision shall apply:
4. French Language Documents. A French translation of this document and the Plan will be made available to you as soon as reasonably practicable upon your written request. Notwithstanding anything to the contrary in the Notice, and unless you indicate otherwise, the French translation of this document and the Plan will govern your participation in the Plan.

Documents en Langue Française. Une traduction française de ce document et du Plan sera mise à votre disposition dès que raisonnablement possible à votre demande écrite. Nonobstant toute disposition contraire dans l’Avis, et sauf indication contraire de votre part, la traduction française de ce document et du Plan régira votre participation au Plan.

United Kingdom
1. Clawback and Forfeiture Policy. The following shall modify Section 10.2 of the Notice:
Clauses (ii) and (iii) of Section 10.2 shall not apply.
This Award and any gross proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.

“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.
2. Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 11 of this Notice:
Without limitation to Section 11 of this Notice, you agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 11 of this Notice.
3. Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your PRSUs as a result of such termination, or from the loss or diminution in value of your PRSUs. Upon the grant of your PRSUs, you shall be deemed irrevocably to have waived any such entitlement.
4. Brexit. With the United Kingdom no longer part of the European Union following the United Kingdom’s withdrawal from the European Union, the laws discussed herein regarding the European Union still apply to the United Kingdom and all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.

Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice, the Addendum, and the Plan, and I accept and agree to the provisions contained therein.

Name: ______________________________________________

Signature: ______________________________________________

Date: ______________________________________________